Exhibit 99.1
Dendreon Announces Election of
Ian Clark and Pedro Granadillo to Board of Directors
SEATTLE, WA (October 12, 2009) — Dendreon Corporation (Nasdaq: DNDN) today announced that Ian Clark and Pedro Granadillo have been elected to the Company’s Board of Directors. Mr. Clark is currently head of global product strategy and chief marketing officer at Roche, Pharma Division, and, beginning January 1, 2010, he will be chief executive officer and head of North American commercial operations at Genentech, a wholly-owned member of the Roche Group. Mr. Granadillo, now retired, was most recently senior vice president of global manufacturing and human resources at Eli Lilly & Company.
“We are pleased to welcome Ian and Pedro to Dendreon’s Board of Directors. Their industry leadership experience commercializing significant oncology products and managing large scale pharmaceutical manufacturing facilities make them ideal additions to our Board of Directors as we expand from a research organization into a commercial enterprise,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “Their commercial expertise will strengthen the existing team at Dendreon as we prepare for U.S. Food and Drug Administration approval and the launch of PROVENGE® (sipuleucel-T) next year.”
Mr. Clark previously was executive vice president of commercial operations and senior vice president of oncology commercial operations for Genentech’s BioOncology business unit, which focused on global commercialization of the company’s diverse oncology pipeline, including Avastin®, Rituxan® and Herceptin®. Prior to his time at Genentech, Mr. Clark was president of Novartis Canada and chief operating officer of Novartis United Kingdom. Mr. Clark received a B.S. in biological sciences from Southampton University in the United Kingdom.
Mr. Granadillo worked at Eli Lilly & Company for over thirty years in total, serving in roles such as vice president of human resources, vice president of pharmaceutical manufacturing, executive director of product operations and director of manufacturing strategy development. As the company’s top executive for both manufacturing and human resources, Mr. Granadillo was responsible for the overall management of an extensive network of pharmaceutical manufacturing facilities and for policies affecting the company’s global workforce of more than 43,000 employees. Mr. Granadillo received a B.S. in industrial engineering from Purdue University. He currently serves on the Board of Directors of Haemonetics Corporation, Nile Therapeutics and Tigris Pharmaceuticals.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com